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                                                               Exhibit 99.02


The Company incurred special items during the quarter, consisting primarily of merger related costs, partially offset by income received in conjunction with the settlement of a portion of the litigation arising from antitrust claims against certain vitamins manufacturers for amounts overcharged in prior years ("vitamin litigation"). The merger charges include such items as the cost associated with the exit and consolidation of facilities as well as the cost of integrating acquired businesses. On a net basis, these special items totaled $9.8 million ($6.4 million after tax) versus $39.1 million ($24.7 million after tax) for the year-earlier period. In the opinion of management, these items, by their nature, rarely have predictable trends and are not reflective of ongoing operating results. Therefore, the Company presents its results on both a GAAP basis and a GAAP basis excluding these items. Management believes presenting results that exclude the impact of these special items for all periods presented provides a better representation of the Company's current performance and trends. Due to the Company's history of acquisitions and the impact of integrating such businesses, management does not consider these items in strategic business decisions or evaluation of business segment performance.